   ---------------------------------------------------------------
                                                          RAYTHEON
                                            ----------------------

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 25, 1994

        The Annual Meeting of Stockholders of Raytheon Company will be held at Raytheon's Executive Offices, 141 Spring Street, Lexington,
   Massachusetts 02173, at 2:00 p.m. on Wednesday, May 25, 1994 for the following purposes:

   1.   To elect four directors for a term of three years.

   2. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on April 4, 1994 are entitled to notice of and to vote at the meeting.

        Please sign your proxy and return it in the enclosed, postage-paid envelope so that you may be represented at the meeting. If you attend the meeting and wish to vote by ballot, your proxy will be cancelled.

   By order of the Board of Directors,

   /s/  Christoph L. Hoffmann

   CHRISTOPH L. HOFFMANN
   Secretary


   Lexington, Massachusetts 02173
   April 19, 1994

                                 RAYTHEON COMPANY

                PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 25, 1994

        This Proxy Statement and the enclosed proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Raytheon Company (the "Company") from holders of the Company's common stock, par value $1.00 per share ("Common Stock"), for use at the Annual Meeting of Stockholders to be held May 25, 1994, and at any adjournment thereof, for the purposes set forth in the accompanying notice. The Company will bear all costs relating to the solicitation of proxies from its stockholders. In addition to soliciting proxies by mail, the Company's officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending the proxy materials to beneficial owners of Common Stock.

        This Proxy Statement is first being sent to stockholders on or about April 19, 1994.

        All shares of Common Stock represented by properly signed and dated proxies received by the Company prior to the meeting will, unless such proxies have been revoked, be voted in accordance with the instructions on such proxies. If no instruction is indicated, the shares will be voted FOR the election of the four nominees for director listed in this Proxy Statement and, in the discretion of the persons named in the proxy, on such other matters as may properly come before the meeting. Any stockholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering to the Secretary written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

        If a stockholder is a participant in the Company's Stock Ownership Plan or Savings and Investment Plan, the proxy will represent the number of shares allocated to the participant's account under the plan(s). For those shares held in the plans, the proxy will serve as a direction to the plan trustee as to how the shares are to be voted.

        All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose the vote of any stockholder except as is (i) required by law, (ii) necessary in connection with a judicial or regulatory action or proceeding, (iii) necessary in connection with a contested proxy or consent solicitation, or (iv) requested by the stockholder casting such vote. Any comment written on a proxy card will be provided to the Secretary without disclosing the stockholder's vote unless necessary to an understanding of the comment. Abstentions and broker non-votes will be tabulated in determining the presence of a quorum, but will be treated as votes withheld with respect to matters submitted to a vote.

                                VOTING SECURITIES

        The record date for the determination of stockholders entitled to vote at the meeting is the close of business on April 4, 1994, at which time the Company had issued and outstanding 134,998,209 shares of Common Stock. Each share is entitled to one vote with respect to all matters which may be properly submitted to a vote of stockholders at the Annual Meeting.

                              ELECTION OF DIRECTORS

        The Company's Restated Certificate of Incorporation provides that its Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible, and that at each Annual Meeting of Stockholders the successors to the Directors whose terms expire that year shall be elected for a term of three years.

        To be elected as a director, each nominee must receive the favorable vote of a plurality of the shares represented and entitled to be voted at the meeting. Unless otherwise directed, proxies received pursuant to this solicitation will be voted for the election of the four nominees listed below who have been designated by the Board of Directors. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

          Nominees for the Class of Directors Whose Terms Expire in 1997

                                 FRANCIS H. BURR

   Director since 1977. Of Counsel, law firm of Ropes & Gray. Principal
   Business: Law. Age 79.

                                THOMAS L. PHILLIPS

   Director since 1962. Retired Chairman of the Board and Chief Executive Officer, Raytheon Company. Age 69. Director: John Hancock Mutual Life Insurance Company; Knight-Ridder, Inc.; Digital Equipment Corporation; Systems Research and Applications. Trustee: State Street Research Funds; MetLife-State Street Funds.

                                 WARREN B. RUDMAN

   Director since September 1993. Partner, law firm of Paul, Weiss, Rifkind, Wharton and Garrison since January 1992. Principal Business: Law. Prior thereto, Mr. Rudman served as a United States Senator from 1980 through January 1992. Age 63. Director: Chubb Corporation; several mutual funds managed by Dreyfus Corporation.

                                 JOSEPH J. SISCO

   Director since 1977. Partner, Sisco Associates. Principal Business:
   Management Consultant. Age 74. Director: Tenneco Inc.; Braun AG; The Interpublic Group of Companies, Inc.

                     Directors Whose Terms of Office Continue

                                 CHARLES F. ADAMS

   Director, 1938 to 1942 and since 1946. Term expires 1995. Retired Chairman of the Board, Raytheon Company. Age 83.

                                   MAX E. BLECK

   Director since November 1990. Term expires 1995. President since March 1, 1991. Prior thereto, Mr. Bleck served as President and Chief Executive Officer of Beech Aircraft Corporation from 1987. Age 67.

                           FERDINAND COLLOREDO-MANSFELD

   Director since 1987. Term expires 1996. Chairman and Chief Executive Officer, Cabot Partners since October, 1990. Prior thereto, Mr. Colloredo-Mansfeld was Chairman and Chief Executive Officer, Cabot, Cabot & Forbes Realty Advisers, Inc. (predecessor of Cabot Partners) and Chairman, Chief Executive Officer and President of Cabot, Cabot and Forbes from 1986. Principal Business: Real Estate Investment and Management. Age
   54. Director: Shawmut National Corporation; Data General Corporation.

                              THEODORE L. ELIOT, JR.

   Director since 1983. Term expires 1995. Dean Emeritus of the Fletcher School of Law and Diplomacy, Tufts University; former U.S. Ambassador. Principal Business: International Relations. Age 66. Director:
   Neurobiological Technologies, Inc.

                              BARBARA B. HAUPTFUHRER

   Director since 1987. Term expires 1996. Principal Business: Corporate Director. Age 65. Director: The Vanguard Group of Investment Companies and each of the mutual funds in the Group; The Great Atlantic and Pacific Tea Co., Inc.; Knight-Ridder, Inc.; Massachusetts Mutual Life Insurance Company; Alco Standard Corporation.

                                 RICHARD D. HILL

   Director since 1974. Term expires 1996. Retired Chairman, Bank of Boston Corporation and The First National Bank of Boston. Principal Business:
   Corporate Director. Age 74.

                                JAMES N. LAND, JR.

   Director since 1978. Term expires 1995. Principal Business: Corporate Financial Advisor. Age 64. Director: E.W. Blanch Holdings, Inc.

                                 DENNIS J. PICARD

   Director since 1989. Term expires 1995. Chairman of the Board and Chief Executive Officer since March 1, 1991. Prior thereto, Mr. Picard served as President from 1989 and as Senior Vice President, General Manager of the Missile Systems Division from 1985. Age 61. Director: State Street Corporation.

                                 ALFRED M. ZEIEN

   Director since 1992. Term expires 1996. Chairman of the Board and Chief Executive Officer of The Gillette Company since 1991. Prior thereto, Mr. Zeien served as President of Gillette from 1991 and as Vice Chairman, Gillette International/Diversified Operations from 1988. Principal
   Business: Consumer Goods and Services. Age 64. Director: Bank of Boston; The Gillette Company; Polaroid Corporation; Massachusetts Mutual Life Insurance Company; Repligen Corporation.

                                SECURITY OWNERSHIP

                         Directors and Executive Officers

        As of February 27, 1994, the following directors and named executive officers and the directors and all executive officers as a group were the beneficial owners (as defined by the Securities and Exchange Commission) of the number of shares of Common Stock indicated below:

                                    Number of Shares
   Beneficial Owner                   and Nature of         Percent
      or Group                     Beneficial Ownership     of Class
   ---------------                 --------------------     --------
   Charles F. Adams                       644,936               *
   Max E. Bleck                            68,717(1)            *
   Francis H. Burr                          2,000               *
   Ferdinand Colloredo-Mansfeld             2,000               *
   Theodore L. Eliot, Jr.                   1,000(2)            *
   Barbara B. Hauptfuhrer                   1,000(3)            *
   Richard D. Hill                          3,234               *
   Christoph L. Hoffmann                   22,041(4)            *
   James N. Land, Jr.                       3,000               *
   Thomas L. Phillips                     124,824               *
   Dennis J. Picard                       272,734(5)            *
   Warren B. Rudman                             0(6)            *
   Sheldon Rutstein                        38,319(7)            *
   Joseph J. Sisco                          1,199               *
   William H. Swanson                      59,258(8)            *
   Alfred M. Zeien                          1,000               *

   All directors and executive
   officers as a group, (30 in
   number,including those
   listed above).                      1,561,595(9,10)              1.15%

   ------
   * Less than one percent of the class

   (1) Includes 4,441 shares to which Mr. Bleck has the right to acquire beneficial ownership within sixty days of said date, 218 shares held in the Raytheon Stock Ownership Plan and 16,000 restricted shares over which he has voting power but no investment power.

   (2)  All shares held in trust and voting and investment power is shared.

   (3) Excludes shares held by various mutual funds of the Vanguard Group of Investment Companies. As a director of Vanguard, Mrs. Hauptfuhrer shares voting and investment power in these shares with other Vanguard directors. Mrs. Hauptfuhrer disclaims beneficial ownership of all such shares.

   (4) Includes 4,500 shares to which Mr. Hoffmann has the right to acquire beneficial ownership within sixty days of said date, 41 shares held in the Raytheon Stock Ownership Plan and 15,000 restricted shares over which he has voting power but no investment power.

   (5) Includes 79,019 shares to which Mr. Picard has the right to acquire beneficial ownership within sixty days of said date, 377 shares held in the Raytheon Stock Ownership Plan and 133,336 restricted shares over which he has voting power but no investment power.

   (6) Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a director of several funds managed by Dreyfus Corporation, Mr. Rudman shares voting and investment power in the shares held by such funds with the other directors of those funds and with the directors of Dreyfus Corporation. Mr. Rudman disclaims beneficial ownership of all such shares.

   (7) Includes 18,000 shares to which Mr. Rutstein has the right to acquire beneficial ownership within sixty days of said date, 319 shares held in the Raytheon Stock Ownership Plan and 20,000 restricted shares over which he has voting power but no investment power.

   (8) Includes 35,000 shares to which Mr. Swanson has the right to acquire beneficial ownership within sixty days of said date, 218 shares held in the Raytheon Stock Ownership Plan and 24,000 restricted shares over which he has voting power but no investment power.

   (9) Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.

   (10) Includes 340,804 shares to which individual members of the group have the right to acquire beneficial ownership within sixty days of said date, 6,595 shares held in the Raytheon Stock Ownership Plan and 285,336 restricted shares over which individuals have voting power but no investment power.

               THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

                           Board of Directors' Meetings

        The Board of Directors met eleven times during 1993. All directors attended at least seventy-five percent of the aggregate number of meetings of the Board of Directors and the Committees on which they served, with the exception of Senator Rudman, who attended two of the three meetings of the Board of Directors held since he was elected to the Board in September 1993.

                                 Audit Committee

        Directors Francis H. Burr, Richard D. Hill and James N. Land, Jr. serve as members of the Audit Committee of the Board of Directors. The Audit Committee met three times during 1993. The Committee's duties are to consult with and make inquiry of the Company's outside auditors from time to time; to review procedures followed and reports submitted by such outside auditors; to make such further investigations of the Company's financial affairs as it deems appropriate; to report to the Board of Directors on the results of such consultation and investigation; and to recommend to the Board of Directors the engagement of the Company's outside auditors.

                              Compensation Committee

        Directors Charles F. Adams, Barbara B. Hauptfuhrer, Richard D. Hill, Joseph J. Sisco and Alfred M. Zeien serve as members of the Compensation Committee of the Board of Directors. The Compensation Committee met twelve times during 1993. The Committee's duties are to develop, review and recommend to the Board of Directors compensation programs for the executive officers of the Company as more fully described in its Report below.

                        Planning and Nominating Committee

        Directors Charles F. Adams, Francis H. Burr, Theodore L. Eliot, Jr., James N. Land, Jr., Thomas L. Phillips, Warren B. Rudman and Joseph J. Sisco serve as members of the Planning and Nominating Committee of the Board of Directors. The Planning and Nominating Committee met once during 1993. The Committee's duties are to study strategies for achieving corporate goals, to propose to the Board of Directors candidates for election to the Board and to make other recommendations relating to Board
   membership.    The Planning and Nominating Committee will consider
   nominees recommended by stockholders. No formal procedures are required to be followed by stockholders in submitting such recommendations.

                                 Policy Committee

        Directors Francis H. Burr, Ferdinand Colloredo-Mansfeld, Theodore L. Eliot, Jr., Richard D. Hill, Barbara B. Hauptfuhrer, James N. Land, Jr., Warren B. Rudman, Joseph J. Sisco and Alfred M. Zeien serve as members of the Policy Committee of the Board of Directors. The Policy Committee met eight times during 1993. The Committee's duties are to consider such matters of corporate policy as are referred to it from time to time and to supervise and administer the Company's 1976 Stock Option Plan (the "Option Plan") and to consider and make recommendations with respect to any amendments to said plan.

                            Compensation of Directors

        During 1993, each Board member, other than Messrs. Picard and Bleck, was paid a quarterly retainer of $6,500 and, in addition, was paid a fee of $1,000 for attendance at each meeting of the Board and each committee meeting other than telephonic meetings and committee meetings of less than two hours' duration held on the day of full Board meetings for which the fee was $500.

        In addition, Mr. Adams was paid $50,004 during 1993 for continuing regular services as a consultant to the Company.

        At its October 1992 meeting, the Board of Directors adopted the Raytheon Company Retirement Plan for Directors. Under this plan, Directors not eligible for benefits under any Company-sponsored pension plan, who have served on the Board for at least five years, and who comply with a prescribed non-competition agreement, will be entitled to a monthly payment equal to one-twelfth the amount of the director's annual retainer in effect at the time of the director's retirement from the Board. Payments under the plan terminate upon the earlier of the death of the retiree and his/her spouse or the expiration of fifteen consecutive years from the initial payment under the plan.

                              EXECUTIVE COMPENSATION

        Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company of the only individual to serve as the Company's chief executive officer during the last completed fiscal year and the other four most highly compensated executive officers of the Company (the "Named Officers") for the fiscal years ended December 31, 1993, 1992 and 1991. No other executive officer who departed during the last completed fiscal year had reportable salary and bonus that would have placed such officer in the group of four highest paid executive officers.


      PAGE 9

                                                      SUMMARY COMPENSATION TABLE

                                                Long-Term Compensation
                                   Annual Compensation           Awards

              (a)               (b)            (c)               (d)                (f)                (g)              (i)

                                                                                Restricted                           All Other
                                                                                   Stock                             Compensa-
      Name and Principal                     Salary             Bonus           Award(s)(1)          Options          tion(2)
           Position            Year            ($)               ($)                ($)                (#)              ($)
      -----------------------------------------------------------------------------------------------------------------------
      Dennis J. Picard         1993         $870,762          $870,000                 0             40,000           $ 9,642
       Chairman of the         1992         $780,012          $600,000                 0             20,000           $ 8,607
       Board and Chief         1991         $708,342          $500,000        $8,362,500                  0           $ 8,175
       Executive Officer

      Max E. Bleck             1993         $573,000          $385,000                 0             30,000           $10,546
       President               1992         $520,002          $325,000                 0             15,000           $ 9,985
                               1991         $466,670          $280,000        $1,280,000             20,000           $ 9,603

      Sheldon Rutstein         1993         $430,506          $275,000                 0             10,000           $ 8,784
       Senior Vice             1992         $390,006          $235,000                 0              8,000           $ 8,151
       President-              1991         $350,004          $210,000        $  800,000             10,000           $ 7,736
       Controller -
       Chief Financial
       Officer

      William H. Swanson       1993         $377,070          $290,000                 0             12,000           $ 6,555
       Senior Vice             1992         $327,888          $230,000                 0              8,000           $ 6,255
       President and           1991         $285,012          $200,000        $  960,000             10,000           $ 5,967
       General Manager -
       Missile Systems
       Division

      Christoph L.             1993         $322,500          $225,000                 0             15,000           $ 7,450
      Hoffmann                 1992         $275,004          $180,000        $  433,750                  0           $ 7,156
       Senior Vice             1991         $187,505          $150,000           200,000             17,000           $ 5,523
       President and
       Secretary



      PAGE 10
                                                     NOTES TO SUMMARY COMPENSATION TABLE

      (1)   The executive is not entitled to the cash amount shown in column (f) in the year the restricted stock award is made.  The awards vest over several years and are subject to the executive remaining employed by the Company.  In the event of a change of control of the Company (as defined in the plan pursuant to which awards are made), all restrictions lapse and the awards become fully vested.  Dividends are paid on restricted stock reported in column
            (f).

            The number and value at closing price on December 31, 1993 of the aggregate restricted, non-vested stock holdings
            (over which the executive has voting but no investment power) of each of the named executives is as follows:  Mr.
            Picard, 133,336 shares, $8,800,176; Mr. Bleck, 16,000 shares, $1,056,000; Mr. Rutstein, 20,000 shares, $1,320,000;
            Mr. Swanson, 24,000 shares, $1,584,000; Mr. Hoffmann, 15,000 shares, $990,000.

      (2)   Amounts represent the aggregate of life insurance premiums paid by the Company and contributions made by the
            Company under the Stock Ownership Plan and Savings and Investment Plan as follows:

            Mr. Picard: 1993-$4,001, $1,144, $4,497; 1992-$3,132, $1,111, $4,364; 1991-$2,892, $1,046, $4,237
            Mr. Bleck:  1993-$4,905, $1,144, $4,497; 1992-$4,510, $1,111, $4,364; 1991-$4,320, $1,046, $4,237
            Mr. Rutstein: 1993-$3,143, $1,144, $4,497; 1992-$2,676, $1,111, $4,364; 1991-$2,453, $1,046, $4,237
            Mr. Swanson: 1993-$914, $1,144, $4,497; 1992-$780, $1,111, $4,364; 1991-$684, $1,046, $4,237
            Mr. Hoffmann: 1993-$1,809, $1,144, $4,497; 1992-$1,854, $938, $4,364; 1991-$1,286, $0, $4,237


      PAGE 11

                                                  OPTION GRANTS IN LAST FISCAL YEAR

                                              Individual Grants                        Potential Realizable
                                                                                     Value at Assumed
                                                                                     Annual Rates of Stock
                                                                                     Price Appreciation for
                                                                                          Option Term(4)

              (a)              (b)           (c)            (d)           (e)               (f)             (g)
                             No. of       % of Total
                             Securi-       Options
                            ties Un-      Granted to
                            derlying      Employees     Exercise or
                             Options      in Fiscal     Base Price     Expiration         5% ($)            10% ($)
                             Granted     Year (2)      ($/Share)(3)       Date
             Name              (1)
      Dennis J. Picard        1,687          .22%         $59.25        6/22/03     $   62,861          $  159,302
                             38,313         4.98%         $59.25        6/22/04     $1,612,502          $4,206,659

      Max E. Bleck            1,687          .22%         $59.25        6/22/03     $   62,861          $  159,302
                             28,313         3.68%         $59.25        6/22/04     $1,191,626          $3,108,687

      Sheldon Rutstein        1,687          .22%         $59.25        6/22/03     $   62,861          $  159,302
                              8,313         1.08%         $59.25        6/22/04     $  349,874          $  912,744

      William H. Swanson      1,687          .22%         $59.25        6/22/03     $   62,861          $  159,302
                             10,313         1.34%         $59.25        6/22/04     $  434,049          $1,132,338

      Christoph L.            1,687          .22%         $59.25        6/22/03     $   62,861          $  159,302
         Hoffmann            13,313         1.73%         $59.25        6/22/04     $  560,312          $1,461,730

      (1)   Options become exercisable one year after the grant date.

      (2)   Total options granted to employees in 1993 = 769,000.

      (3)   Fair market value of underlying shares on the date of grant.

      (4)   The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the
            Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value because of the unpredictability of future factors.


      PAGE 12

                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR END OPTION VALUES

              (a)               (b)            (c)                      (d)                                 (e)

                               Shares                                                               Value of Unexercised
                            Acquired on       Value            Number of Unexercised                    In-the-Money
                              Exercise       Realized            Options at FY End                   Options at FY End*
                                                                        (#)                                  $

             Name               (#)            ($)        Exercisable      Unexercisable      Exercisable      Unexercisable
      Dennis J. Picard         32,492       $  934,514       79,019            40,000          $2,217,881         $282,500

      Max E. Bleck             80,559       $1,782,692        4,441            30,000          $  101,588         $211,875

      Sheldon Rutstein         14,000       $  285,687       18,000            10,000          $  444,563         $ 70,625

      William H. Swanson       10,000       $  269,688       35,000            12,000          $  951,938         $ 84,750

      Christoph L.             12,500       $  188,109        4,500            15,000          $  116,016         $105,938
        Hoffmann

      * Fair market value on December 31, 1993 = $66.3125
/TABLE

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

        The Compensation Committee consists of Joseph J. Sisco, Chairman, Charles F. Adams, Barbara B. Hauptfuhrer, Richard D. Hill and Alfred M. Zeien. The Policy Committee consists of Richard D. Hill, Chairman, Francis
   H. Burr, Ferdinand Colloredo-Mansfeld, Theodore L. Eliot, Jr., Barbara B. Hauptfuhrer, James N. Land, Jr., Warren B. Rudman, Joseph J. Sisco and Alfred M. Zeien. Charles F. Adams was Chairman of the Board of Directors until May 28, 1975. Thomas L. Phillips was a member of the Compensation Committee until September 22, 1993. Mr. Phillips was Chairman of the Board of Directors and Chief Executive Officer until February 28, 1991. Ferdinand Colloredo-Mansfeld is a principal owner of C-M Holdings L.P. C-M Holdings L.P., through a subsidiary, leases an office, service area/warehouse to a subsidiary of the Company at a rent of approximately $640,056 per year.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

        The Company's executive compensation programs are developed and reviewed by the Compensation and Policy Committees of the Board of Directors. These programs align executive compensation with the Company's business strategy and management initiatives and are intended to attract, retain, motivate and reward executive managers of a caliber and level of experience necessary to achieve the performance objectives of the Company. The Board of Directors supports an integrated performance-oriented compensation program that balances short- and long-term objectives to maximize the value of the Company to its stockholders, and that puts Company executives in a responsible competitive range of total compensation, considering both the magnitude of business operations and Company performance.

        The Compensation Committee makes recommendations to the Board of Directors with respect to base salary and makes bonus and long-term incentive awards other than stock option awards under the Option Plan. The Policy Committee makes stock option awards under the Option Plan. Both committees work with the Company's independent compensation consultant, Coopers & Lybrand, which provides information regarding current industry and marketplace compensation data and practices.

        Individual compensation awards are established based upon the contribution the executive has made in attaining the Company's short-term and strategic performance objectives as well as the executive's anticipated future contribution. While earnings performance of the Company and its constituent business units is of paramount significance in compensation awards, the Committees are mindful of rewarding and encouraging executives who are able to protect and further the Company's interests in the drastically contracting defense industry environment and to promote and further the Company's goals to diversify defense technologies and strengthen its established non-defense businesses. Further, the Committees take into consideration the attainment of global and long-term objectives of the Company that may not be reflected in the current period's earnings performance. The Company's executive compensation programs consist primarily of the following integrated components:

        Base Salary -- which is designed to compensate executives competitively within the industry and marketplace.

        Bonus Awards -- which provide a direct link between executive compensation and the Company's performance.

        Long-Term Incentives -- which consist of stock options and restricted stock awards that link management decision making with long-term Company performance and stockholder interests.

        Base Salary. Base salary levels for the Chief Executive Officer ("CEO") and other executive officers of the Company are reviewed annually by the Compensation Committee. The Committee's policy has been and continues to be to maintain base salary levels based upon competitive analyses compiled by the Company's independent compensation consultant. The Company's compensation peer group includes the twenty-five Fortune 500 companies that rank immediately above and the twenty-five that rank immediately below the Company on the basis of annual revenues as well as most, though not all, of the companies represented in the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

        Bonuses. All executive officers, including the CEO, participate in a Management Incentive Plan, which compensates officers in the form of annual cash bonuses. The Compensation Committee recommends the appropriation of funds from operating revenues of the current year for purposes of establishing an executive bonus pool. The size of the pool is based on the Company's overall performance, as reflected by growth in earnings per share and net income. The 1993 pool increased 2.9% over the 1992 pool, while 1993 earnings per share and net income increased 8% and 9%, respectively, compared to the prior year. Individual awards reflect an executive officer's contribution to the Company's performance. In the case of operating executives, the primary performance criterion is the earnings performance of the executive's business unit compared to the prior period and the unit's business plan. In the case of senior staff executives, the primary criteria are the effective performance of the staff function and the executive's contribution to the overall management of the Company. Consideration is also given to the executive officer's contribution towards improvement in return on assets and long-term profitability and on improving performance in such areas as technical achievement, on-time deliveries, timely proposal submissions, improved billing and collection practices, subcontractor control, and efficient personnel management.

        Long-Term Incentives

        Stock option grants, the Company's principal vehicle for payment of long-term compensation, are made by the Policy Committee under the Option
   Plan or the Compensation Committee under the Company's 1991 Stock Plan (the "Stock Plan"). Similar to the process used in making annual base salary and bonus recommendations, option awards are based upon surveys of current industry and marketplace compensation data. Award recommendations are made on the basis of an executive's level of responsibility, value to the organization and, in the case of operating executives, the organization's earnings and sales performance, or, in the case of staff executives, effective performance of the staff function and contribution to the overall management of the Company. The size of each executive's award is determined by considering prior awards and industry and marketplace practices and norms for comparable positions. Equitable distribution within the Company is also considered. Options are granted at the then prevailing market value.

        The Board of Directors believes that the grant of stock options encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. As the value of the Company increases over time, the value of the shares of stock underlying the options granted to each of the executive officers increases, providing a strong incentive for executive officers to maximize stockholder value over time. Participation in the Option Plan and Stock Plan is not limited to executive officers but extends to a broad range of key managers of the Company. The Option Plan and Stock Plan have been approved by the Company's stockholders.

        Restricted stock awards are made by the Compensation Committee under the Stock Plan. The Board of Directors believes that the award of restricted stock encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. Restricted stock awards also balance the short-term emphasis of annual bonuses by providing a long-term incentive as the executive officer cannot freely sell the restricted stock until the expiration of a period of time (usually seven years) after the award is made. In addition, restricted stock awards serve as a strong device for retaining managers, as a manager who leaves the Company forfeits the unvested portion of the award.

        CEO Compensation. Consistent with the determination of compensation levels for other executive officers, the CEO's compensation is based upon an assessment of industry and marketplace norms. In addition to its assessment of industry and marketplace norms, the Compensation and Policy Committees considered the following criteria in determining the CEO's 1993 bonus and stock option awards: improvement in the Company's earnings, stock price and price-earnings ratio; the Company's solid performance despite significant defense industry spending cuts and a weak economy; the CEO's strong leadership in transitioning the Company to a more profitable commercial base, and taking in a timely fashion the cost reduction and downsizing actions necessary to stay competitive in the defense industry; the Company's successful acquisition of the Corporate Jets business and Ebasco Services, Inc., as well as the CEO's leadership qualities and high work ethic.

        Other Compensation. The Company's compensation programs also include certain other minor items, which may include: (i) life insurance coverage,
   (ii) an allocation of Company stock under the Raytheon Stock Ownership

   Plan, (iii) matching contributions under the Raytheon Savings and Investment Plan, and (iv) other miscellaneous compensation.

        The Committee has carefully studied the newly enacted provisions of the Internal Revenue Code which limit the deductibility of executive compensation in excess of $1 million. The interpretative regulations proposed by the Internal Revenue Service at the end of 1993 leave many unresolved questions about the operation of the new law. The Committee has concluded that it would be unwise to adopt hastily a plan that might limit its effectiveness and would have to be amended to reflect additional guidance which should be forthcoming from the IRS. In any event, the Company will not suffer any loss of tax deductions under the new law for the 1994 tax year, as the only two executive officers whose non-performance based income may exceed $1 million have elected to defer until retirement any bonuses earned for services during 1994.

                      Members of the Compensation Committee

                            Joseph J. Sisco, Chairman
                                Charles F. Adams
                             Barbara B. Hauptfuhrer
                                 Richard D. Hill
                                 Alfred M. Zeien

                         Members of the Policy Committee

                            Richard D. Hill, Chairman
                                 Francis H. Burr
                          Ferdinand Colloredo-Mansfeld
                             Theodore L. Eliot, Jr.
                             Barbara B. Hauptfuhrer
                               James N. Land, Jr.
                                Warren B. Rudman
                                 Joseph J. Sisco
                                 Alfred M. Zeien

                          COMPARATIVE STOCK PERFORMANCE

        Set forth below is a line graph comparing the cumulative total return of the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and a Company-selected peer group for the period commencing January 1, 1989 and ending December 31, 1993.

           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

                        1993     1992     1991     1990     1989     1988

   Raytheon            228.48   173.40   136.67   111.86   106.93   100.00

   E Systems           166.40   153.74   137.65   122.49   107.27   100.00
   Gen Motors Cl 'H'   179.93   116.21    64.53    73.94   103.17   100.00
   Litton              179.48   124.88   122.26   107.83   107.48   100.00
   Lockheed            205.31   164.56   125.51    89.60    98.25   100.00
   Loral               263.27   157.74   131.46   109.26    94.04   100.00
   Martin Marietta     251.40   192.22   160.12   115.26   112.44   100.00
   McDonnell Douglas   170.06    75.32   110.83    57.29    84.60   100.00
   Northrop            174.36   152.59   112.24    70.93    66.44   100.00
   Rockwell            200.87   152.45   138.76   136.35   112.90   100.00
   Texas Instruments   169.62   123.20    79.76    96.41    89.16   100.00
   United Tech         179.56   134.84   146.40   124.44   136.09   100.00

   S&P 500             195.74   177.89   165.39   126.90   130.96   100.00
   Peer Average**      192.32   137.99   116.03   100.67   105.78   100.00

   ** Weighted by market capitalization

                 GRAPH FILED UNDER FORM SE DATED APRIL 13, 1994.

        There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the chart above.

        The peer group is composed of E-Systems, Inc., General Motors Corporation (Class "H"), Litton Industries, Inc., Lockheed Corporation, Loral Corporation, Martin Marietta Corporation, McDonnell Douglas Corporation, Northrop Corporation, Rockwell International Corporation, Texas Instruments Incorporated and United Technologies Corporation.

                                  PENSION PLAN

   The Company's salaried pension plan covers all salaried employees, excluding those at certain subsidiaries, who have completed one year of service and attained age 21. The plan is Company funded and does not require or permit employee contributions. Benefits are computed by a formula which takes into account an employee's years of service and plan membership, final average compensation and an estimated primary Social Security benefit. From time to time, an enhanced pension benefit is provided to an individual as an inducement to join the Company. Such benefit is covered by the non-funded plan described below.

        The following table shows the estimated annual retirement benefits payable to salaried employees on normal retirement at age 65:

               ANNUAL ESTIMATED BENEFITS UNDER THE PENSION FORMULA
           OF THE RAYTHEON COMPANY PENSION PLAN FOR SALARIED EMPLOYEES

                                    Years of Pension Credit at Age 65
      Final Average
   Annual Compensation     15 Years      20 Years      30 Years     40 Years

     $   50,000            $ 13,500      $ 18,000      $ 24,000     $ 30,000
        100,000              27,000        36,000        48,000       60,000
        150,000              40,500        54,000        72,000       90,000
        300,000              81,000       108,000       144,000      180,000
        500,000             135,000       180,000       240,000      300,000
        700,000             189,000       252,000       336,000      420,000
        900,000             243,000       324,000       432,000      540,000
      1,100,000             297,000       396,000       528,000      660,000
      1,300,000             351,000       468,000       624,000      780,000
      1,500,000             405,000       540,000       720,000      900,000

   (1) Under the plan formula, the amounts in the table will be reduced by a percentage of the employee's estimated primary Social Security benefit.

   (2) Messrs. Hoffmann, Picard, Rutstein and Swanson would, at the normal retirement age of 65, have benefits based upon 18, 41, 40 and 41 years of credit, respectively. Their expected pension benefits at age 65 are determinable under the formula illustrated by the table. As an inducement to join the Company, Mr. Bleck was granted an enhanced pension benefit. At normal retirement age, Mr. Bleck would have received benefits based upon approximately 15 years of plan credit.

   (3) The remuneration covered by the Plan includes base pay, bonuses and commissions for Messrs. Bleck, Hoffmann, Picard, Rutstein and Swanson, which is substantially the same as reported as salary and bonus in the Summary Compensation Table.

   (4)  Pensions shown in the above table are straight-life annuity amounts.

        Amounts in excess of $115,641 annually and amounts based on annual salary in excess of $235,840 may be subject to reduction because of the annual pension benefit limitations imposed under the Internal Revenue Code of 1986, as amended; however, the extent of any reduction will vary in individual cases according to circumstances existing at time of retirement. Amounts that otherwise would have been payable under the Company's salaried pension plan in excess of such limitations will be provided under an excess benefit plan, a separate non-funded plan adopted by the Board of Directors in 1980.

                                OTHER INFORMATION

        C-M Holdings L.P., of which Mr. Colloredo-Mansfeld is a principal owner, through a subsidiary, leases an office, service area/warehouse to a subsidiary of the Company at a rent of approximately $640,056 per year.

        During 1991, the Company provided to Max E. Bleck, Director and President, an interest-free loan of $800,000 to assist him in his relocation from Kansas to Massachusetts. As of February 27, 1994, the outstanding balance was $800,000. The loan is secured by a mortgage on Mr. Bleck's home.

        During 1992, the Company provided to Robert L. Swam, Senior Vice President, Group Executive-Appliance Group, an interest-free loan of $250,000 to assist him in his relocation from Maryland to Massachusetts. As of February 27, 1994, the outstanding balance was $180,000. The loan is secured by a mortgage on Mr. Swam's home.

        During 1993, the Company provided to Charles Q. Miller, Senior Vice President, Group Executive-Raytheon Engineers & Constructors, an interest-free loan of $175,000 to assist him in his relocation from Pennsylvania to Massachusetts. As of February 27, 1994, the outstanding balance was $17,000. The loan is secured by a mortgage on Mr. Miller's home.

        During 1993, the Company provided to C. Dale Reis, Vice President and General Manager-Equipment Division, an interest-free loan of $100,000 to assist him in his relocation from Rhode Island to Massachusetts. The loan was paid in full as of December 31, 1993.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        The accounting firm of Coopers & Lybrand, which has served continuously since 1961 as the Company's principal independent accountant, was selected to continue in that capacity for the current year.

        Representatives of that firm are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. Such representatives are expected to be available to respond to appropriate questions.

                           STOCK TRANSACTION REPORTING

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission and the Stock Exchanges on which the Company's Common Stock is listed, reports of any changes in ownership of Common Stock. Directors, officers and ten-percent shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

        During 1993, Charles F. Adams, a director of the Company, filed one late report covering one transaction.

                      STOCKHOLDER NOMINATIONS AND PROPOSALS

        Stockholder nominations and proposals for inclusion in the proxy materials relating to the 1995 Annual Meeting of Stockholders must be received by the Secretary at the Company's Executive Offices, 141 Spring Street, Lexington, Massachusetts 02173 no later than December 21, 1994.

                            BUSINESS TO BE TRANSACTED

        At the date of this statement, the Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in this Proxy Statement. In the event that any other matter properly shall come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

        The Annual Report for the fiscal year ended December 31, 1993, mailed to stockholders at an earlier date, is not a part of this Proxy Statement and is not proxy-soliciting material.

   By Order of the Board of Directors,

   Christoph L. Hoffmann
   Secretary


   Lexington, Massachusetts
   April 19, 1994